SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2007

HEARTLAND OIL AND GAS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-32669	91-1918326
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

1625 Broadway, Suite 1480

Denver, CO 80202

(Address of Principal Executive Offices)

(303) 405-8450

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities.

On April 20, 2007, the Registrant completed the sale of 50,631,764 shares of its common stock to Universal Property Development and Acquisition Corporation, a Nevada Corporation (“UPDA”), in a private transaction with gross proceeds to the Registrant from the sale equaling $1,000,000 (the “Stock Sale”). The Stock Sale was pursuant to the terms and conditions of a Stock Purchase Agreement, dated April 19, 2007, between the Registrant and UPDA. UPDA is an accredited investor (as defined in Rule 501 of Regulation D). The purchase price of the Stock Sale was paid in cash.

The shares of common stock issued in the Stock Sale are restricted shares and were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act. The shares issued in the Stock Sale are subject to Rule 144 under the Securities Act and therefore generally cannot be resold for a period of twelve months from the date of purchase. No general solicitations were made in connection with the Stock Sale, and prior to making any offer or sale, the Registrant had reasonable grounds to believe and believed that UPDA was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

The foregoing description of the Stock Purchase Agreement is not intended to be complete and is qualified in its entirety by the complete text of that agreement, a form of which is attached as an exhibit to this Report.

Use of Proceeds

The net proceeds from the Stock Sale were $1,000,000 in cash. The Registrant will use the net proceeds from the Stock Sale to fund its general operations, pay its transaction expenses, pay for its 2006 audit and pay for a “roll-off” director and executive officer insurance policy.

Item 5.01	Changes in Control of Registrant

Acquisition of Heartland Common Stock by UPDA

As described in Item 3.02 above, pursuant to the terms of a Stock Purchase Agreement dated April 19, 2007, by and between the Registrant and UPDA, UPDA agreed to purchase a total of 50,631,764 shares (the “Shares”) of the common stock of the Registrant in a private transaction with the Registrant for an aggregate purchase price of $1,000,000 in cash. The Stock Sale closed on April 20, 2007, through the payment by UPDA of the aggregate purchase price and the issuance of the Shares by the Registrant to UPDA.

As of April 10, 2007, the Registrant had 46,737,013 shares of common stock issued and outstanding. As a result of the issuance of the Shares, UPDA owns 52% of the issued and outstanding common stock of the Registrant. As of April 20, 2007, the Registrant had 100,000,000 shares of authorized common stock, of which 97,368,777 shares of common stock were issued and outstanding.

The Stock Sale constitutes a change of control transaction for the Registrant as UPDA now owns a majority of the outstanding voting securities of the Registrant. Therefore, UPDA has the voting power to pass actions requiring shareholder approval and has the voting power to control the election of directors to the Registrant’s board of directors.

Although the Registrant is a majority owned subsidiary of UPDA, the Registrant will continue to comply with its public reporting obligations.

UPDA is a public reporting company whose shares currently trade on the Over–the-Counter Bulletin Board under the trading symbol “UPDA.OB”. Therefore, information on the business and financial condition of UPDA can be obtained by visiting the SEC’s website at www.sec.gov.

Acquisition of Heartland Promissory Notes By UPDA

On April 20, 2007, UPDA closed a note purchase transaction (the “Note Purchase”) pursuant to the terms and conditions of a Note Purchase Agreement, dated April 19, 2007, between UPDA as the buyer and SDS Capital Group SPC, Ltd. and Baystar Capital II, L.P. (together the “Sellers”) whereby UPDA purchased four million seven hundred fifty-six thousand dollars ($4,756,000) in face amount of the Registrant’s outstanding Convertible Senior Secured Promissory Notes (the “Heartland Notes”) for an aggregate purchase price of $1,500,000 in cash and 26,260,504 restricted shares of common stock of UPDA. The number of shares of UPDA common stock received from UPDA is subject to adjustment provisions in favor of the Sellers based on the price of the UPDA common stock. In addition, Five Star Partners, LLC (“Five Star”), a shareholder of UPDA, acquired one million seven hundred twenty nine thousand dollars and sixty cents ($1,729,000.60) in face amount of the Heartland Notes, for an aggregate purchase price of 21,008,404 shares of freely-tradable UPDA common stock.

As additional consideration for the Heartland Notes, UPDA has agreed to cause the Registrant to issue the Sellers (1) an aggregate of 5% of the Registrant’s common stock after giving effect to the issuance of the Shares, or approximately 5,125,000 shares of the Registrant’s common stock and (2) an aggregate of 5% of the equity interests in certain of the Registrant’s subsidiaries.

The Heartland Notes do not pay interest but are convertible into shares of the Registrant’s common stock based on a conversion price of $0.04 per share. Under the terms of this conversion provision, the Heartland Notes acquired by UPDA are convertible into 118,900,000 shares of the Registrant’s common stock. Based upon the number of shares of the Registrant’s common stock outstanding on April 20, 2007 after the closing of the issuance of the Shares, if Heartland had sufficient authorized common stock, in the event of a full conversion of the Heartland Notes to shares of the Registrant’s common stock, UPDA would hold an aggregate of 169,531,764 shares of the Registrant’s common stock and Five Star would hold an aggregate of 25,000,000 shares of the Registrant’s common stock.

As a condition to the closing of the Note Purchase, and in exchange for the extension of the maturity date of the Heartland Notes from March 28, 2007 to December 31, 2007, the Registrant executed consents to the transfer of the Heartland Notes to UPDA and Five Star and the assignment by the Sellers of their security interests under an existing security agreement covering the Heartland Notes to UPDA.

Source of Financing for UPDA’s Acquisitions

The source of funding for the cash portion of the purchase price of the Shares and the Heartland Notes was the proceeds of a Three Million, Six Hundred and Thirty Five Thousand Dollar ($3,635,000) term loan (“Term Loan”) from Sheridan Asset Management, LLC, a Delaware limited liability company, to UPDA. UPDA has agreed to pledge the Shares acquired by UPDA in the Stock Sale, the Heartland Notes, and other UPDA assets as collateral for the repayment of the Term Loan. The Term Loan is due and payable on April 6, 2008.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Director and Officer Resignations

As a condition of the Stock Sale, Messrs. Robert Poley, John Martin and Todd Mackintosh resigned as directors on April 20, 2007 following the Stock Sale and the purchase by the Registrant of a “roll-off” director and officer insurance policy.

Concurrently with his resignation from the board, Mr. Poley resigned as the chief financial officer of the Registrant. Mr. Philip Winner remains as Chief Executive Officer and a director of the Registrant.

(c)	Election of Directors

It is UPDA’s intent that Mr. Winner, as the remaining board member, will elect Messrs. Kamal Abdallah and Christopher McCauley to fill two of the vacancies on the board of directors effective on April 23, 2007. There remain two vacancies on the board of directors.

The following biographies describe the business experience of Mr. Abdallah and Mr. McCauley:

Kamal Abdallah – Director.

Mr. Abdallah, 42, has been the Chief Executive Officer and a Director of UPDA since March 2005. During that period he has overseen the acquisition, development and management of UPDA’s oil and gas properties, and related assets. Prior to joining UPDA, Mr. Abdallah had over fifteen years experience in commercial real estate investment and development. From 2000 to the present, Mr. Abdallah was self-employed as a real estate development entrepreneur where he developed a successful real estate investment business concentrated in the structuring and financing of a variety of commercial real property transactions. Mr. Abdallah attended Oakland Community College and Oakland University in Michigan where he focused his studies in the area of accounting and finance.

Christopher J. McCauley – Director.

Mr. McCauley, 46, has been the Vice-President, General Counsel and a Director of UPDA since July 2005. Mr. McCauley has over twenty years experience in the areas of real estate and commercial law and over 8 years experience in oil and gas acquisitions and operations. From 1990 to July 2005, Mr. McCauley was in private practice in the state of Ohio as a sole practitioner. Mr. McCauley now devotes all of his professional efforts to the growth and management of UPDA. In 1982, Mr. McCauley graduated from The Ohio State University and in 1986 Mr. McCauley received his J.D. degree from Cleveland-Marshall College of Law.

(e)	Compensation

Pursuant to the Registrant’s Amended 2005 Stock Option Plan, the Board of Directors amended the Plan to allow for stock option grants with three-year terms regardless of continuation of employment or continuing service with the Registrant. The Board of Directors also amended the Plan to allow for the grant of stock options to all directors of the Registrant.

The Board of Directors authorized the grant of an option to purchase 500,000 shares of common stock to Mr. Philip Winner and the grant of options to purchase 166,666 shares of common stock to each of Messrs. John Martin, Todd Mackintosh and Robert Poley. The Date of Grant will be April 25, 2007 and the exercise price will be the closing price of the Registrant’s common stock on the Date of Grant. These options have a three-year term.

Section 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

The following Exhibit is hereby filed as part of this Current Report on Form 8-K:

Exhibit	Description
99.1	Stock Purchase Agreement, entered into as of April 19, 2007, by and between Heartland Oil and Gas, Corp., a Nevada corporation and Universal Property Development & Acquisition Corporation, a Nevada corporation. #

#	Filed Herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Heartland Oil and Gas Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heartland Oil and Gas Corp. (registrant)

Date	April 20, 2007	By	/s/ Philip S. Winner
Philip S. Winner
Chief Executive Officer